Exhibit (a)(4)

Dear HyperSpace Communications, Inc. Restricted Stock Unit Holder:

This message confirms that we have received your Election Concerning Exchange of Restricted Stock Units. Pursuant to the Offer to Exchange and the Election Concerning Exchange of Restricted Stock Units form, unless you otherwise rescind your Election before 5:00 p.m. Mountain Time on December 29, 2005, we will cancel only those restricted stock units that you have elected to exchange on your Election Concerning Exchange of Restricted Stock Units form on Friday, December 30, 2005, unless the offer is extended. The replacement restricted stock units will be granted on December 30, 2005, subject to your continued employment and other terms of the Offer.

If you have any questions, or if you did not intend to submit this Election, please contact Mark A. Pougnet, at (303) 566-6500.

Reminder: This Election is not revocable after December 29, 2005.

Sincerely,

/s/ John P. Yeros

John P. Yeros

Chairman and Chief Executive Officer

8480 East Orchard Rd., Ste. 6600, Greenwood Village, CO 80111 P: 303.566.6500 F:303.566.6514 www.ehyperspace.com